Exhibit 99


June 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Re: Arthur Andersen

The purpose of this letter is to address the requirements of the Securities and Exchange Commission (the "Commission") with respect to issuers that include accountants' reports from Arthur Andersen, LLP ("Andersen") issued after March 14, 2002 in filings with the Commission.

In connection with the audit of the consolidated financial statements of SIUK plc and Subsidiaries (the "Company") as of March 31, 2002, and for the year ended, Andersen has issued a report to the Company dated June 27, 2002. The report is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

In accordance with the requirements of the Commission, the Company has received the following written representation from Andersen:

         Arthur Andersen, LLP has audited the consolidated financial statements SIUK plc and Subsidiaries as of March 31, 2002 and for the year ended, and have issued our report thereon dated June 27, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


SIUK plc


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Richard F. Owen
Chairman and Chief Executive Officer